Exhibit 10.1
Second Amendment to License Agreement

This Second Amendment to License Agreement (“Amendment”) is effective as of September 21, 2021 (the “Second Amendment Date”) and is made by and among Daré Bioscience, Inc., a Delaware corporation (“Daré”), and TriLogic Pharma, LLC, a Delaware limited liability company (“TriLogic”), and MilanaPharm LLC, a Delaware limited liability company (“MilanaPharm,” and individually and collectively with Trilogic each a “Licensor” and together “Licensors”). Licensors and Daré are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND

A.Licensors and Daré are parties to that certain Exclusive License Agreement effective as of January 9, 2017, as amended by the Parties on December 5, 2018 (together, the “Original Agreement”).

B.The Parties wish to again amend the Original Agreement such that Daré shall acquire primary responsibility for the Licensed Patents, subject to the conditions recited herein.

C.Capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.Amendments.    The Original Agreement is amended as follows, with such amendments effective as of the Second Amendment Date.

2.Section 4.3.5. Section 4.3.5 is deleted in its entirety.

3.Section 6 Amendments.

Section 6.1 and 6.2 are replaced in their entirety with the following:

6.1    Prosecution. As between Licensors on the one hand and Daré on the other hand, Daré shall have the first right to prepare, file, prosecute and maintain the Licensed Patents (including without limitation U.S. Patent Application No. 62/194,518 and all Patent Rights issuing from or claiming priority to such application) during the term of this Agreement, at Daré’s sole cost and expense. Daré shall keep Licensors fully informed of all steps with regard to the preparation, filing, prosecution, and maintenance of the Licensed Patents, including providing Licensors with a copy of material communications to and from the applicable patent authority regarding such Licensed Patents, and providing Licensors drafts of any material filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for

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Exhibit 10.1
Licensors to review and comment thereon. Daré shall reasonably take into consideration all reasonable comments made by Licensors on matters related to prosecution, maintenance and enforcement related to the Licensed Patents; provided, however, that for the avoidance of doubt, Daré shall have the exclusive right to make all patent prosecution decisions.
6.2    Decision Not to Prosecute. In the event that Daré decides not to prepare, file, prosecute, or maintain any Licensed Patent in any country or jurisdiction, Daré shall provide reasonable prior written notice to Milanapharm of such intention (which notice shall, in any event, be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such Licensed Patent in such country or jurisdiction). Either of the Licensors shall thereupon have the option, in their sole discretion and as agreed between them, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Licensed Patent at its or their expense in such country or jurisdiction. If a Licensor exercise this option, then it shall promptly notify Daré thereof, and provide written instructions that are submitted by both Licensors jointly to Daré to transfer control of such Licensed Patent to counsel instructed jointly by the Licensors. Each Licensor shall indemnify and hold Daré and its affiliates harmless from and against any clam, action, proceeding, damage, loss, cost and expense, including reasonable attorneys’ fees, resulting from Daré’s carrying out such instructions.
4.Transfer. Licensors will, within ten (10) business days of the Effective Date, deliver or cause its counsel to deliver to Daré true and correct copies of all files, documents and correspondence related to the filing, maintenance and prosecution of the Licensed Patents, reasonably necessary for Daré to assume its prosecution rights hereunder as reasonably necessary for Daré and its counsel to assume its prosecution rights hereunder, and shall direct its counsel to cooperate in the transition of such matters to Daré. Licensors shall also perform all such acts and execute all such agreements, assurances and other documents and instruments as Daré reasonably requests (i) to perfect the rights and powers afforded, created or intended to be afforded or created by this Amendment or to give full force and effect to, or facilitate the performance of, the transactions provided for in this Amendment; and (ii) with regard to any prosecution matters regarding the Licensed Patents.

5.Miscellaneous. This Amendment shall be effective from the Second Amendment Date and in full force and effect until the expiration or termination of Original Agreement. Except as expressly provided in this Amendment, the Original Agreement remain unmodified and in full force and effect.

[SIGNATURES ON FOLLOWING PAGE]

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Exhibit 10.1
IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed in duplicate by their duly authorized representatives.

Daré Bioscience, Inc.	Trilogic Pharma, LLC

By: /s/ Sabrina Johnson	By: /s/ James Harwick

Print Name: Sabrina Johnson	Print Name: James Harwick

Title: CEO	Title: CEO

MilanaPharm LLC

By: /s/ James Harwick

Print Name: James Harwick

Title: CEO

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